Certified Public Accountants
Suite 900
1645 Palm Beach Lakes Boulevard
West Palm Beach, FL 33401-2221
Tel: (561) 687-4000
www.us.deloitte.com                                                   DELOITTE
                                                                      & TOUCHE

                                                                   EXHIBIT 23(A)




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of FPL Group, Inc. and FPL Group Capital Inc on Form S-3 of our report dated February 9, 2001, except for the first paragraph of Note 2, as to which the date is April 2, 2001, appearing in the Annual Report on Form 10-K/A of FPL Group, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Miami, Florida
December 18, 2001